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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Bell Industries, Inc. of our report dated February 1, 1995 appearing on page 10 of Bell Industries, Inc.'s Transition Report on Form 10-K for the transition period from July 1, 1994 to December 31, 1994. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."


Price Waterhouse LLP

Los Angeles, California
December 20, 1995